Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS RECORD QUARTERLY EARNINGS OF $0.55 PER DILUTED

SHARE DRIVEN BY RECORD QUARTERLY REVENUE OF $198 MILLION

- Diluted EPS Includes $0.06 Net Tax Benefit -

- Quarterly Record Operating Income of $45 Million Achieved on 23% Operating Margin -

- Provides Fiscal 2010 Fourth Quarter Revenue Guidance of $213-to-$223 Million -

Waukegan, Illinois, April 26, 2010 - WMS Industries Inc. (NYSE:WMS), a leader in the design, manufacture and marketing of gaming machines to the global gaming industry, today reported record fiscal third quarter financial results for the period ended March 31, 2010. WMS also provided guidance for fiscal 2010 fourth quarter total revenues of $213-to-$223 million.

Fiscal 2010 Third Quarter Highlights:

•	Total revenues increased 9% to a quarterly record $197.5 million

•	Total product sales revenues grew 9% to a quarterly record $123.9 million

•

Global new unit shipments increased 3% to 6,618 new units reflecting a 23% increase in U.S. and Canadian replacement market new unit shipments to 3,950 units; fiscal 2010 third quarter represents the first quarter with a year-over-year increase in unit shipments since December 2008

•	Average selling price rose 8% to a record $15,976 reflecting strong ongoing customer demand for premium-featured Bluebird®2 gaming machines and other premium products

•	Product sales gross margin increased to 53.5% driven by demand for premium products and higher average selling prices

•

Gaming operations revenue grew 10%, reflecting a 9% increase in the average daily revenue to $76.37 per unit and a 5% increase in the average installed participation footprint to 10,237 gaming machines

•	Operating margin rose to 22.5% from 21.1% and operating income increased 16% to a quarterly record $44.5 million

•

Net income rose to $33.0 million, or $0.55 per diluted share (inclusive of a $0.06 net tax benefit), compared to $0.43 per diluted share a year ago. The March 2010 quarter results include a lower effective income tax rate resulting from discrete tax items, primarily the favorable completion of federal income tax audits through fiscal 2007 that resulted in a $0.07 per diluted share benefit, partially offset by an unfavorable $0.01 per diluted share impact from the expiration of the federal research and development tax credit as of December 31, 2009

•

Net cash provided by operating activities in the March 2010 quarter was $41.2 million, a 37% increase over $30.1 million in the March 2009 quarter, while for the nine months ended March 31, 2010, net cash provided by operating activities was $79.0 million

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WMS Reports Fiscal Third Quarter Results, 4/26/2010	page 2

“Casino operators continue to benefit from the high player appeal and earnings power of our expanding range of unique gaming products that, in turn, is driving consistent ship share improvements as WMS garners a growing percentage of the capital allocated by casinos to refresh their gaming floors,” said Brian R. Gamache, chairman and chief executive officer. “Growing demand for our innovative products is evidenced by WMS’ 23% increase in replacement unit shipments in the U.S. and Canada compared with the year-ago period.

“We also continue to benefit from the increase of wide-area progressive (WAP) products in our participation installed base. With these products achieving higher average revenue per day, we bring value to our customers while driving record financial results. We expect to accelerate the growth of WAP placements in the June quarter with the rollout of our new THE PRICE IS RIGHT® and THE WIZARD OF OZ™ - Ruby Slippers™ WAP games.

“Looking forward, we expect to realize further benefits from the extension of our distribution channels into new markets including Australia, Class II and Mexico; the highly positive customer response to the upcoming launch of our innovative new Bluebird xD™ gaming machine, and the introduction of the Helios™ gaming cabinet aimed at niche markets in select international jurisdictions. In addition, the anticipated launch of our first portal game applications later this calendar year on our WAGE-NET® networked gaming system is expected to expand the range of products and gaming experiences available to our casino customers and their patrons, and establish the beginnings of new revenues for WMS. Our focus on innovation and new distribution channels supports further revenue growth to help offset the sluggish near-term replacement environment.

“With a consistent multi-year track record of growth in revenue, ship share, operating margins and net income, WMS has clearly differentiated itself. Importantly, the dedication and passion for improvement demonstrated by WMS’ global workforce favorably positions the Company to benefit from ongoing efficiencies in internal processes, the recent positive trends in the gaming industry and in the broader economic environment, which will lead to further operating cash flow and earnings growth for WMS,” added Gamache.

Fiscal Third Quarter Financial Review

Net income in the March 2010 quarter rose to a quarterly record $33.0 million, or $0.55 per diluted share, inclusive of the above-noted $0.06 per share net tax benefit from a lower effective income tax rate, compared with $24.4 million, or $0.43 per diluted share, in the year-ago period. Total revenues increased 9% to $197.5 million for the quarter ended March 31, 2010, compared to $180.8 million in the March 2009 quarter.

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WMS Reports Fiscal Third Quarter Results, 4/26/2010	page 3

The following table summarizes key components related to revenue generation for the three and nine months ended March 31, 2010 and 2009 (in millions, except unit, per unit and per day data):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Product Sales Revenues:
New unit sales revenues	$105.7	$95.5	$277.5	$271.6
Other product sales revenues	18.2	18.5	48.3	44.6

Total product sales revenues	$123.9	$114.0	$325.8	$316.2

New units sold	6,618	6,431	17,868	19,441
Average sales price per new unit	$15,976	$14,854	$15,532	$13,972

Gross profit on product sales revenues (1)	$66.3	$60.6	$170.9	$162.1
Gross margin on product sales revenues (1)	53.5%	53.2%	52.5%	51.3%

Gaming Operations Revenues:
Participation revenues	$70.4	$62.0	$214.8	$179.5
Other gaming operations revenues	3.2	4.8	11.1	14.9

Total gaming operations revenues	$73.6	$66.8	$225.9	$194.4

WAP games at period end	3,246	2,137	3,246	2,137
LAP games at period end	2,177	2,369	2,177	2,369
Stand-alone games at period end	4,864	5,395	4,864	5,395

Total participation installed base at period end	10,287	9,901	10,287	9,901

Average participation installed base	10,237	9,785	10,277	9,544
Average revenue per day per participation machine	$76.37	$70.37	$76.27	$68.57

Installed casino-owned daily fee games at period end	444	666	444	666
Average casino-owned daily fee games installed base	434	771	430	802

Gross profit on gaming operations revenues (1)	$59.6	$56.7	$182.4	$160.4
Gross margin on gaming operations revenues (1)	81.0%	84.9%	80.7%	82.5%

Total revenues	$197.5	$180.8	$551.7	$510.6

Total gross profit (1)	$125.9	$117.3	$353.3	$322.5

Total gross margin (1)	63.7%	64.9%	64.0%	63.2%

(1)	As used herein, gross profit and gross margin do not include depreciation and distribution expenses.

Total product sales revenues for the March 2010 quarter were $123.9 million, a 9% increase compared with the year-ago quarter. Global new unit shipments increased 3% and include an 11% increase in U.S. and Canadian shipments to 4,392 new units. In addition, replacement market sales in the U.S. and Canada for existing gaming machines increased 23% to approximately 3,950 units compared to approximately 3,200 units in the year-ago period. The year-over-year increase in replacement market shipments more than offset the anticipated decline in unit shipments for new casino openings and expansions. International shipments totaled 2,226 units and represented 34% of total global new unit shipments, as initial sales into the Australian

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WMS Reports Fiscal Third Quarter Results, 4/26/2010	page 4

market offset lower sales to Western European and Latin American markets which continue to be impacted by the challenging economic environment. The average sales price for new units increased 8% over the prior-year period to a quarterly record $15,976 reflecting a favorable mix of premium-featured, Bluebird2 networked gaming ready units and other premium-priced products. Bluebird2 units represented 89% of global new unit sales in the fiscal 2010 third quarter compared to 47% in the March 2009 quarter. Mechanical reel products were 33% of global new unit shipments in the March 2010 quarter.

Other product sales revenues were essentially flat with the comparable year-ago period, as revenues from game conversion kit sales, parts and other higher-margin items were largely flat, as were revenues from sales of used gaming machines and other lower-margin items. Approximately 3,000 game conversion kits were sold in the March 2010 quarter compared to approximately 2,700 game conversion kits sold in the prior-year period. Approximately 2,200 used gaming machines, primarily competitors’ units, were sold in the March 2010 quarter compared with approximately 1,400 used units at higher average prices in the prior-year quarter, and compared with 2,200 used units sold in the December 2009 quarter.

Gaming operations revenues grew 10% to $73.6 million in the March 2010 quarter compared with $66.8 million in the year-ago period, reflecting a 5% increase in the average installed base to 10,237 participation units and a 9% year-over-year increase in the average daily revenue to a fiscal third quarter record $76.37. At March 31, 2010, the installed base of gaming operations machines was 10,287 units, a 4% year-over-year increase; and the number of installed wide-area progressive (WAP) games increased by 52% to 3,246 units, representing 32% of the total installed base at March 31, 2010 compared to 22% of the installed footprint at March 31, 2009. The total installed base at March 31, 2010 declined slightly on a quarterly sequential basis, as a 123-unit increase in WAP placements during the quarter was more than offset by the anticipated decrease of certain stand-alone and local-area progressive participation units. The growing WAP footprint continues to reflect the ongoing appeal of industry-leading content and high-performing games such as THE WIZARD OF OZ, Reel ‘Em In® Compete to Win® and TIME MACHINE®; and the June 2010 quarter will benefit from the full roll-out of the new THE PRICE IS RIGHT and THE WIZARD OF OZ - Ruby Slippers games.

Total gross profit, as used herein excluding depreciation expense, increased 7% to $125.9 million for the March 2010 quarter from $117.3 million in the prior-year period. Total gross margin was 63.7% compared with 64.9% a year ago, as an improvement in new product sales margin was offset by the expected decline in gaming operations margin. Product sales gross margin was 53.5% compared with 53.2% in the year-ago period, reflecting ongoing success from continuous improvement efforts, including supply chain enhancements and lower inventory obsolescence charges, partially offset by new unit sales to new distribution channels that carry slightly lower margins. Product sales margin for the March 2010 quarter grew by 260 basis points from the December 2009 quarter. Gross margin from gaming operations was 81.0% in the March 2010 quarter compared with 84.9% in the prior-year period, primarily reflecting the year-over-year impact of the higher mix of lower margin WAP units in the installed base, unfavorable jackpot expense and the impact of lower high-margin royalty revenues.

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WMS Reports Fiscal Third Quarter Results, 4/26/2010	page 5

The following table summarizes key components related to operating expenses and operating income for the three and nine months ended March 31, 2010 and 2009 ($ in millions):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Operating Expenses
Research and development	$26.7	$24.8	$79.1	$72.7
As a percentage of revenues	13.5%	13.7%	14.3%	14.2%
Selling and administrative	38.0	37.0	107.8	105.6
As a percentage of revenues	19.2%	20.5%	19.5%	20.7%
Depreciation	16.7	17.3	50.9	51.4
As a percentage of revenues	8.5%	9.6%	9.2%	10.1%

Total operating expenses	$81.4	$79.1	$237.8	$229.7

Operating expenses as a percentage of revenues	41.2%	43.8%	43.0%	45.0%

Operating income	$44.5	$38.2	$115.5	$92.8

Operating margin	22.5%	21.1%	20.9%	18.2%

Research and development expenses in the March 2010 quarter were $26.7 million, or 13.5% of total revenues, a year-over-year increase of 8%, or $1.9 million. As anticipated, the higher R&D expenses reflect the acceleration in the development of new products to address favorable customer interest in new products shown at recent trade shows and the Company’s commitment to pursue innovative new technologies and develop unique entertainment gaming experiences that create the basis for high-return growth opportunities.

Selling and administrative expenses in the March 2010 quarter increased $1.0 million, or 3%, compared to the prior-year period to $37.0 million, but declined as a percentage of total revenues to 19.2% compared with 20.5% a year ago, reflecting the increase in revenues and the benefit from effective cost management initiatives. Higher payroll-related costs reflecting WMS’ ongoing global growth were partially offset by lower year-over-year legal expense.

Depreciation expense of $16.7 million in the March 2010 quarter declined slightly from the year-ago quarter, even as the average number of participation gaming machines increased 5% in our growing gaming operations business. Disciplined use of capital deployed in the gaming operations business related to the rollout of new participation games and increased longevity of gaming machine placements continue to contribute to improved capital efficiency, which coupled with a greater number of gaming machines that have been depreciated to their residual value, is resulting in lower depreciation expense relative to revenues.

The effective tax rate for the March 2010 quarter was 27% compared to 36% for the March 2009 quarter, primarily reflecting the net benefit of $0.06 per diluted share from discrete tax items resulting largely from the conclusion of prior year’s federal income tax audits through fiscal 2007, partially offset by the impact from the expiration of the federal R&D tax credit legislation as of December 31, 2009.

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WMS Reports Fiscal Third Quarter Results, 4/26/2010	page 6

Cash flow provided by operating activities for the March 2010 quarter was $41.2 million, which represents a 37% year-over-year improvement from $30.1 million achieved in the March 2009 quarter. Cash flow provided by operating activities for the nine months ended March 31, 2010 was $79.0 million. The nine-month results reflect a year-over-year increase in net income, amortization and share-based compensation that was offset by lower non-cash items and the change in operating assets and liabilities, which primarily reflects larger increases in total accounts receivable and inventory. Inventory of $58.9 million at March 31, 2010, reflected completion of the advance purchases of computer chips used in many of our gaming machines that occurred during the first six months of Fiscal 2010. The year-over-year increase in total accounts and notes receivable primarily reflects the increase in total revenues, a greater percentage of shipments occurring in the last month of the quarter and the higher amount of extended-term financing provided to select customers during the last twelve months. Customer demand for extended-term financing has stabilized. In particular, long-term notes receivables, net were $39.2 million at March 31, 2010 compared with $38.6 million at December 31, 2009 and $38.3 million at June 30, 2009.

Net cash used in investing activities for the nine-month period in Fiscal 2010 decreased year over year, due to less capital deployed for additions to gaming operations equipment in the fiscal 2010 nine-month period, along with less cash used for the purchase of intangible and other assets and lower capital expenditures for property, plant and equipment. Net cash provided by financing activities increased by $44.9 million due to increased stock option exercises, primarily in the September 2009 quarter, and slightly lower share repurchase activity compared with the fiscal 2009 nine-month period.

Adjusted EBITDA, a non-GAAP financial metric (see reconciliation to net income schedule at the end of this release), for the March 2010 quarter rose 10% to $72.8 million compared with $66.2 million in the prior-year period and increased 14% for the nine-month period over the comparable prior-year period. The adjusted EBITDA margin for the March 2010 quarter of 36.9% was slightly higher than 36.6% of a year ago. Both of the comparable fiscal 2009 three- and nine-month periods included a $5-million benefit from a settlement of trademark litigation.

WMS repurchased 650,220 shares of its common stock in the March 2010 quarter at an average price of $38.50 for a total consideration of approximately $25 million, of which $3 million settled in early April. During the first nine months of Fiscal 2010, the Company repurchased 1.0 million shares at a total cost of $40 million and has approximately $109 million remaining under its existing share repurchase authorization.

Total cash, cash equivalents and restricted cash increased to $161.4 million as of March 31, 2010 compared with $122.9 million as of March 31, 2009, and was in line with $159.4 million at December 31, 2009.

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WMS Reports Fiscal Third Quarter Results, 4/26/2010	page 7

Fiscal 2010 Fourth Quarter Revenue Outlook

WMS today provided guidance for its fiscal 2010 fourth quarter revenues of a range of $213-to-$223 million, which would represent growth of 9%-to-14% over the June 2009 quarter. The anticipated quarterly sequential increase in year-over-year revenue growth primarily reflects continued strength in WMS’ gaming operations business; typical seasonal trends in North American new unit sales; favorable customer response to new products, including the new Bluebird xD gaming cabinet; ongoing customer demand for the Bluebird2 gaming machines both in North America and internationally, and improving sales in new geographic markets for WMS, primarily Mexico and Australia. With the fourth quarter revenue guidance and the Company’s performance in the first nine months of fiscal 2010, WMS’ annual revenue guidance is a range of $765-to-$775 million.

The Company routinely reviews its guidance and may update it from time to time based on changes in the market and our operations.

Gamache concluded, “With a talented and passionate global workforce, a strong diverse pipeline of new products and a strong balance sheet to support organic growth, we are well positioned to support our customer-focused initiatives that deliver compelling value to casino operators. We believe our dedication to consistently improving operating execution, pursuit of attractive high-return organic growth opportunities and strong commitment to capital discipline and prudent capital allocation will result in continued ship share gains and profitable growth that will enhance long-term shareholder value.”

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EST today, Monday, April 26, 2010. The conference call numbers are 212/231-2901 or 415/226-5355. To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

Product names mentioned in this release are trademarks of WMS, except for the following:

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (10)

THE PRICE IS RIGHT and all game elements are trademarks of FremantleMedia Operations BV. © 2010 FremantleMedia North America. All rights reserved.

TIME MACHINE is a trademark of Next Generation Entertainment (Aust) Pty Limited

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, products and liquidity, including the statements set forth under the caption “Fiscal 2010 Fourth Quarter Revenue Outlook,” among others. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could

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WMS Reports Fiscal Third Quarter Results, 4/26/2010	page 8

cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) a failure to obtain and maintain our gaming licenses and regulatory approvals; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) a reduction in capital spending or interruption in payments by casino customers associated with business weakness or economic uncertainty that adversely affects our customers’ ability to make purchases or pay; (6) a reduction in play levels of our participation games by casino patrons; (7) cancellation or modification by customers of new gaming machine or participation orders; (8) a software anomaly or fraudulent manipulation of our gaming machines and software; (9) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies; (10) an infringement claim seeking to restrict our use of material technologies; and (11) the unfavorable outcome of any legal proceedings in which we may be involved from time to time. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” and “Legal Proceedings” in our Annual Report on Form 10-K for the year ended June 30, 2009 and our more recent reports filed with the Securities and Exchange Commission.

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing video and reel-spinning gaming machines, video lottery terminals, and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues. WMS is proactively addressing the next stage of casino gaming floor evolution with its WAGE-NET networked gaming solution, a suite of systems technologies and applications designed to increase customers’ revenue generating capabilities and operational efficiency. More information on WMS can be found at www.wms.com or visit the Company on Facebook, Twitter or YouTube.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

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WMS Reports Fiscal Third Quarter Results, 4/26/2010	page 9

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Nine Months Ended March 31, 2010 and 2009

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
REVENUES:
Product sales	$123.9	$114.0	$325.8	$316.2
Gaming operations	73.6	66.8	225.9	194.4

Total revenues	197.5	180.8	551.7	510.6

COSTS AND EXPENSES:
Cost of product sales (1)	57.6	53.4	154.9	154.1
Cost of gaming operations (1)	14.0	10.1	43.5	34.0
Research and development	26.7	24.8	79.1	72.7
Selling and administrative	38.0	37.0	107.8	105.6
Depreciation (1)	16.7	17.3	50.9	51.4

Total costs and expenses	153.0	142.6	436.2	417.8

OPERATING INCOME	44.5	38.2	115.5	92.8
Interest expense	(0.4)	(0.9)	(2.9)	(3.1)
Interest income and other income and expense, net	1.1	0.6	4.2	6.5

Income before income taxes	45.2	37.9	116.8	96.2
Provision for income taxes	12.2	13.5	37.5	32.4

NET INCOME	$33.0	$24.4	$79.3	$63.8

Earnings per share:
Basic	$0.57	$0.50	$1.43	$1.29

Diluted	$0.55	$0.43	$1.32	$1.10

Weighted-average common shares:
Basic common stock outstanding	57.9	48.8	55.4	49.3

Diluted common stock and common stock equivalents	60.1	58.2	60.3	59.1

(1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation, which are included in the depreciation line item:

Cost of product sales	$1.1	$1.1	$3.2	$3.0
Cost of gaming operations	$10.8	$13.0	$33.8	$39.5

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WMS Reports Fiscal Third Quarter Results, 4/26/2010	page 10

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2010 and June 30, 2009

(in millions of U.S. dollars and millions of shares)

	March 31, 2010	June 30, 2009
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$144.3	$135.7
Restricted cash and cash equivalents	17.1	19.0

Total cash, cash equivalents and restricted cash	161.4	154.7
Accounts and notes receivable, net of allowances of $3.1 and $4.0, respectively	255.3	214.2
Inventories	58.9	43.1
Other current assets	44.1	38.0

Total current assets	519.7	450.0

NON-CURRENT ASSETS:
Gaming operations equipment, net of accumulated depreciation of $239.7 and $211.3, respectively	62.4	68.0
Property, plant and equipment, net of accumulated depreciation of $89.8 and $73.9, respectively	179.2	158.8
Intangible assets, net	99.1	99.3
Deferred income tax assets	29.5	31.2
Other assets, net	51.9	48.7

Total non-current assets	422.1	406.0

TOTAL ASSETS	$941.8	$856.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$50.9	$50.4
Accrued compensation and related benefits	21.6	27.9
Other accrued liabilities	41.2	37.4

Total current liabilities	113.7	115.7

NON-CURRENT LIABILITIES:
Deferred income tax liabilities	18.3	17.8
Long-term debt	9.9	115.0
Other non-current liabilities	11.7	16.1

Total non-current liabilities	39.9	148.9

Commitments, contingencies and indemnifications	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (200.0 and 100.0 shares authorized, 59.0 and 51.0 shares issued, respectively)	29.5	25.5
Additional paid-in capital	421.7	311.9
Retained earnings	375.4	296.1
Accumulated other comprehensive income	(1.5)	3.3
Treasury stock, at cost (1.0 and 1.8 shares, respectively)	(36.9)	(45.4)

Total stockholders’ equity	788.2	591.4

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$941.8	$856.0

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WMS Reports Fiscal Third Quarter Results, 4/26/2010	page 11

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended March 31, 2010 and 2009

(in millions of U.S. dollars)

(unaudited)

	Nine Months Ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$79.3	$63.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	50.9	51.4
Amortization of intangible and other assets	16.7	14.4
Share-based compensation	14.9	12.7
Other non-cash items	(0.5)	16.8
Deferred income taxes	1.5	8.4
Tax benefit from exercise of stock options	(13.2)	(0.3)
Change in operating assets and liabilities	(70.6)	(36.0)

Net cash provided by operating activities	79.0	131.2

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(39.4)	(41.1)
Additions to gaming operations equipment	(30.2)	(36.6)
Payments to acquire or license intangible and other assets	(6.4)	(9.3)

Net cash used in investing activities	(76.0)	(87.0)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from exercise of stock options	32.0	0.9
Tax benefit from exercise of stock options	13.2	0.3
Purchase of treasury stock	(37.0)	(40.5)
Proceeds from borrowings under revolving credit facility	—	50.0
Repayments of borrowings under revolving credit facility	—	(50.0)
Debt issuance costs	(1.7)	—
Other	(0.9)	—

Net cash provided by (used in) financing activities	5.6	(39.3)

Effect of Exchange Rates on Cash	—	(1.5)

INCREASE IN CASH AND CASH EQUIVALENTS	8.6	3.4

CASH AND CASH EQUIVALENTS, beginning of period	135.7	100.8

CASH AND CASH EQUIVALENTS, end of period	$144.3	$104.2

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WMS Reports Fiscal Third Quarter Results, 4/26/2010	page 12

WMS INDUSTRIES INC.

Supplemental Data – Earnings per Share

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Net income	$33.0	$24.4	$79.3	$63.8
After tax interest expense and amortization of issuance cost on convertible subordinated notes	—	0.5	0.5	1.5

Diluted earnings (numerator)	$33.0	$24.9	$79.8	$65.3

Basic weighted average common shares outstanding	57.9	48.8	55.4	49.3
Dilutive effect of stock options	1.0	0.6	1.2	1.0
Dilutive effect of restricted common stock and warrants	0.4	0.1	0.4	0.1
Dilutive effect of convertible subordinated notes	0.8	8.7	3.3	8.7

Diluted weighted average common stock and common stock equivalents (denominator)	60.1	58.2	60.3	59.1

Basic earnings per share of common stock	$0.57	$0.50	$1.43	$1.29

Diluted earnings per share of common stock and common stock equivalents	$0.55	$0.43	$1.32	$1.10

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Net income	$33.0	$24.4	$79.3	$63.8

Net income	$33.0	$24.4	$79.3	$63.8
Provision for income taxes	12.2	13.5	37.5	32.4
Interest expense	0.4	0.9	2.9	3.1
Depreciation	16.7	17.3	50.9	51.4
Amortization of intangible and other assets	5.5	5.9	16.7	14.4
Share-based compensation	5.0	4.2	14.9	12.7

Adjusted EBITDA	$72.8	$66.2	$202.2	$177.8

Adjusted EBITDA margin	36.9%	36.6%	36.7%	34.8%

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and share-based compensation) and Adjusted EBITDA margin are supplemental non-GAAP financial metrics used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA and Adjusted EBITDA margin provide additional useful information to investors regarding our ability to service debt and are commonly used financial analysis metrics for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA and Adjusted EBITDA margin should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles. All companies do not calculate Adjusted EBITDA and Adjusted EBITDA margin in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

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